                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SPECTRA-PHYSICS LASERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     paid previously. Identify the previous filing by registration statement
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

                                      LOGO
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998
                            ------------------------

TO THE STOCKHOLDERS OF SPECTRA-PHYSICS LASERS, INC.:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of the Stockholders of SPECTRA-PHYSICS LASERS, INC. will be held in the Holtum Room of Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, California 94306 on Wednesday, May 20, 1998, at 1:30 p.m., local time, for the purpose of:

     (1) electing five directors; and

     (2) transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 25, 1998 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof; only holders of stock of the Company of record on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments. A list of stockholders will be available at the time and place of the meeting, and during the 10 days prior to the meeting, at the office of the Secretary, Thomas J. Scannell, at Spectra-Physics Lasers, Inc., 1335 Terra Bella Avenue, Building 7, Mountain View, California 94043.

     It is important that your shares be represented at the meeting regardless of the number of shares that you own. Please complete and sign the enclosed proxy card, which is being solicited by the Board of Directors of the Company, and return it in the enclosed postage pre-paid envelope as soon as you can, whether or not you expect to attend the Annual Meeting in person.

     A proxy statement for your additional information is attached to this notice.

     You are cordially invited to attend the Annual Meeting.

                                          Respectfully,

                                          /s/ Patrick L. Edsell

                                          PATRICK L. EDSELL
                                          Chairman, President and
                                          Chief Executive Officer
April 9, 1998

                          SPECTRA-PHYSICS LASERS, INC.
                      1335 TERRA BELLA AVENUE, BUILDING 7
                        MOUNTAIN VIEW, CALIFORNIA 94043
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL INFORMATION

     This proxy statement is furnished by the Board of Directors of Spectra-Physics Lasers, Inc. (the "Company") in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held May 20, 1998 and at any adjournments thereof. The Company's annual report to stockholders on Form 10-K, including financial statements, accompanies this notice and proxy statement, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material. The proxy and this proxy statement are being mailed to stockholders on or about April 9, 1998.

     Proxies are solicited by the Board of Directors of the Company in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented thereby will be voted by the proxy holders named on the proxy card in accordance with the stockholder's directions. You are urged to specify your choices by marking the appropriate boxes on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors.

     Solicitation of proxies is made on behalf of the Board of Directors of the Company, and the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and form of proxy will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

REVOCABILITY OF PROXY

     Execution of the enclosed proxy will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby effectively canceling any proxies previously given. In addition, a stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

VOTING AT THE ANNUAL MEETING

     Only the holders of shares of Common Stock, par value $.01 per share (the "Common Stock") of the Company of record at the close of business on March 25, 1998 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of Common Stock entitled to vote will have the right to one vote for each share held on all matters to come before the meeting. On that date, there were 16,168,043 shares of Common Stock issued and outstanding. The holders of a majority of the shares of Common Stock entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum for the purpose of transacting business at the meeting. Except for the election of directors, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on a proposal is required to ratify and approve the proposal. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote. Broker non-votes will not be counted for purposes of determining whether any proposal has been approved. Directors are elected by a plurality of the votes present or represented by proxy at the meeting and entitled to vote on the election of directors. Because directors are elected by a plurality of votes, abstentions and broker non-votes will not have an impact on their election.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1998, certain information regarding the beneficial ownership of Common Stock of the Company, including shares of Common Stock as to which a right to acquire ownership within 60 days exists, of each director, each nominee for director, each executive officer named in the Summary Compensation Table, of all the directors and executive officers of the Company as a group, and of each person known to the Company to have been the beneficial owner of more than 5% of the outstanding Common Stock.

                                                                              AGGREGATE
                                                                              NUMBER OF
                                                                                SHARES
                                                TITLE OF                     BENEFICIALLY
 NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNER                   OWNED(1)     PERCENT
 ------------------------                   ----------------                 ------------   -------
Patrick L. Edsell(2)        Chairman, President and Chief Executive Officer       10,250         *
Leif A. Alexandersson(2)    Vice President                                         5,000         *
George M. Balogh(2)         Vice President/General Manager                         1,300         *
Shinan S. Sheng(2)          Vice President/General Manager                        10,000         *
Charles E. Chandler(2)      Vice President/General Manager                         2,000         *
Lawrence C. Karlson(3)      Director                                              36,000         *
Lennart F. Rappe(4)         Director                                               1,250         *
Lars Spongberg(4)           Director, Vice Chairman of the Board of
                            Directors                                                 --         *
Thomas T. van Overbeek(3)   Director                                                  --         *
All directors and
  executive officers as a
  group                                                                          309,627      1.9%
Spectra-Physics AB
  Sturegatan 32, 4th Floor
  Stockholm, Sweden                                                           13,000,000     80.4%

---------------
* Less than 1%.

(1) Based on information furnished to the Company by the respective stockholders. Except as indicated below, the Company is informed that the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(2) Pursuant to the 1997 Spectra-Physics Lasers, Inc. Stock Option Plan (the "1997 Stock Option Plan") adopted by the Company in 1997, Mr. Edsell received options to acquire 473,100 shares of Common Stock and Messrs. Alexandersson, Balogh, Sheng and Chandler each received options to acquire 141,930 shares of Common Stock. All of these options have limitations on exercise, none are currently exercisable, and none are included in the information set forth in the table above.

(3) Pursuant to the 1997 Stock Option Plan adopted by the Company in 1997, Messrs. Karlson and van Overbeek have each received options, with limitations on exercise, to acquire 15,000 shares of Common Stock. None of these options are currently exercisable, and the options are not included in the information set forth in the above table.

(4) Messrs. Rappe and Spongberg disclaim beneficial ownership relating to the shares of Common Stock beneficially held by Spectra-Physics AB.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of five directors each serving annual terms. It is proposed that five (5) directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Unless otherwise specified by the stockholders, it is intended that the shares represented by proxies will be voted for the five nominees for director listed below. All of the nominees are presently serving as directors of the Company. Each nominee for director has consented to his nomination and, so far as the Board of Directors and management are aware, will serve as a director if elected.

However, if any of the nominees should become unavailable prior to the election, the shares represented by proxies may be voted for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors chooses to reduce the number of directors to be elected. There is no family relationship between any of the directors or nominees. There is no arrangement or understanding between any director or nominee for director and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN THIS PROPOSAL. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS. THE FIVE NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO BE VOTED SHALL BE ELECTED AS DIRECTORS.

PATRICK L. EDSELL                    Age 49                  Director since 1997

     Patrick L. Edsell has been Chairman, Chief Executive Officer and President of Spectra-Physics Lasers, Inc. since the reorganization (the "Reorganization") of the Spectra-Physics Lasers and Optics Group (the "Lasers and Optics Group") in October 1997. Prior to that, he served as the President of the Lasers and Optics Group since September 1990. From October 1986 until September 1990, Mr. Edsell was Vice President, Finance and Chief Financial Officer of Spectra-Physics AB and its predecessor Pharos AB. He is a member of the board of directors of FLIR Systems, Inc., a thermal imaging company.

LAWRENCE C. KARLSON                  Age 54                  Director since 1997

     Lawrence C. Karlson has been a director of the Company since October 1997. Since 1990, he has been a private investor in and an advisor to a number of businesses. He is a member of the board of directors of AmeriSource Health Corporation, of which he is the non-executive chairman, and CDI Corporation, each of which is a public corporation. He is also a member of the board of directors of several private companies.

LENNART F. RAPPE                     Age 53                  Director since 1995

     Lennart F. Rappe has been a director of the Company since 1995. He has served as Senior Vice President and Chief Financial Officer of Spectra-Physics AB since 1995. From 1990 to 1995, he was Executive Vice President and Chief Financial Officer of the Esab Group.

LARS SPONGBERG                       Age 51                  Director since 1997

     Lars Spongberg has been a director of the Company since October 1997 and Vice Chairman of the Board of Directors since January 1998. He has served as President of Spectra-Physics AB since 1996. From 1995 to 1996, he was Senior Vice President of Autoliv AB, an automotive parts manufacturer, and was previously President of AB Handel och Industri (1993 - 1995), an investment bank, and Senior Vice President of Svenska Handelsbanken (1987 - 1993), a commercial bank. He has been a member of the board of directors of Spectra-Physics AB since April 1997. Mr. Spongberg is also a member of the board of directors of FLIR Systems, Inc., a thermal imaging company.

THOMAS T. VAN OVERBEEK               Age 48                  Director since 1998

     Thomas T. van Overbeek has been a director of the Company since January 1998. He has served as President and Chief Executive Officer of Cornerstone Imaging, Inc., a supplier of display and document recapture technology for the document imaging processing market since 1988. Mr. van Overbeek is also a member of the board of directors of Cornerstone Imaging, Inc.

BOARD OF DIRECTORS

     The Board of Directors of the Company held three meetings during 1997. Each of the incumbent directors attended 75% or more of the meetings of the Board of Directors held during the period in which such director was a member of the Board of Directors. (Mr. van Overbeek did not attend any of such meetings since he was elected to the Board of Directors in January 1998.)

COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors are the Compensation and Audit Committees.

     The Compensation Committee reviews and recommends actions to the Board of Directors on such matters as salary and other compensation of officers and the administration of certain benefit plans. The Compensation Committee also has the authority to administer, grant and award stock and stock options under the Company's incentive equity plans. The Compensation Committee was formed in January 1998. The current Chairman of the Compensation Committee is Mr. Spongberg and its other current member is Mr. van Overbeek.

     The Audit Committee meets with management and the Company's independent auditors to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors, discusses with the independent auditors their audit procedures, including the proposed scope of their audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent auditors. The Audit Committee was formed in January 1998. The current Chairman of the Audit Committee is Mr. Rappe and its other current members are Messrs. Karlson and van Overbeek.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Executive Compensation Program. The role of the compensation committee of the Board of Directors (the "Committee") is to recommend, establish, oversee and direct the Company's executive compensation policies and programs and to recommend to the Board of Directors compensation for executive officers. In carrying out this role, we believe it is important to align executive compensation with Company values and objectives, business strategies, management initiatives, business financial performance and enhanced stockholder value. Since the Company did not complete its initial public offering until December 1997, the Committee was not established until January 1998. All compensation decisions during 1997 were made by the Board of Directors as it was constituted prior to the Reorganization.

     The following is a summary of policies which the Board of Directors analyzed in determining the compensation for the officers of the Company in 1997. The Committee intends to follow the same general policies in determining the compensation for the officers of the Company in 1998, but may, in its discretion, alter such policies to take into consideration new circumstances at the time.

     Compensation Philosophy. The Committee intends to apply a consistent philosophy to compensation for all employees, including executive officers, which is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives by meeting the expectations of customers and stockholders.

     Under the supervision of the Board of Directors, the Company has developed a compensation policy that is designed to:

     1. Attract and retain qualified senior executives;

     2. Reward executives for actions that result in the long-term enhancement of stockholder value; and

     3. Reward results with respect to the financial and operational goals of the Company.

     The guiding principle of the Committee is to establish a compensation program that aligns executive compensation with the Company's objectives and business strategies as well as with operational and financial performance. Accordingly, each executive officer's compensation package is comprised of three elements: (a) base salary which reflects an individual's responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at high-technology companies of the same size; (b) annual cash bonuses tied to the Company's achievement of specified goals; and (c) incentive stock options which strengthen the alignment of interests between the executive officers and the Company's stockholders.

     Factors. The principal factors that were considered in establishing the components of each executive officer's compensation package for 1997 are summarized below. In its discretion, the Committee may apply different factors in future years.

          Base salary. The Company establishes salaries for the Chief Executive Officer and other officers on the basis of personal performance and by considering salaries of officers of comparably sized hightechnology companies according to data obtained from executive compensation consultants and from other independent outside sources. The Committee has reviewed the base salaries of the executive officers for 1997 and is of the opinion that such salaries are not unreasonable in view of those paid by comparable high-technology companies.

          Annual Cash Bonuses. The Chief Executive Officer can earn up to 100% of his base salary and each of the other executive officers can earn up to 50% of his base salary based on the achievement by the Company of certain financial and operational performance goals established for each fiscal year.

          Incentive Stock Options. The Company grants stock options to provide long-term incentives for the executive officers. The option grants under the 1997 Stock Option Plan are designed to align the interests of the executive officers with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner and to remain employed by the Company. The number of shares subject to each option grant is based on the officer's level of responsibility and relative position within the Company as well as a review of grants to similar executives in similar positions in comparable companies. All of the options granted in 1997 are subject to four-year vesting schedules and were granted at the initial public offering price to the public. Accordingly, the options will only provide a return to the executive officer if he remains in the Company's employ, and then only if the market price of the Company's common stock appreciates above the exercise price over the option term. The Committee reviewed the stock options awarded to the executive officers in 1997 and is of the opinion that the option awards are reasonable in view of each officer's level of responsibility and relative position with the Company. The Committee is also of the opinion that the awards are in line with those generally granted to executive officers in similar positions in comparable high-technology companies.

     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for "performance-based" compensation. The Compensation Committee believes that all of the compensation awarded to the Company's executive officers will be fully deductible in accordance with these rules.

                                          COMPENSATION COMMITTEE

                                          Lars Spongberg, Chairman
                                          Thomas T. van Overbeek

COMPENSATION OF DIRECTORS

     Directors not affiliated with the Company or Spectra-Physics AB receive an annual fee of $10,000 for serving on the Board of Directors, a fee of $1,000 for attending each Board of Directors meeting and a fee of $500 for attending each committee meeting not held on the same day as a Board meeting. Directors are reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. No officer of the Company receives any additional compensation for serving as a member of the Board of Directors or any of its committees.

     Under the 1997 Stock Option Plan, each director not affiliated with the Company or Spectra-Physics AB received, on the date on which the Company's initial public offering was consummated, an initial option grant to purchase 15,000 shares of Common Stock and any director not affiliated with the Company or Spectra-Physics AB first becoming a director after the Company's initial public offering received or will receive an initial option grant to purchase 15,000 shares of Common Stock upon his or her election to the Board of

Directors. Additionally, each director not affiliated with the Company or Spectra Physics AB receives an annual option grant to purchase 5,000 shares of Common Stock. Options granted to such non-affiliated directors have an exercise price equal to the fair market value of the Common Stock on the date of grant.

     During fiscal year 1997, the Company granted options to Mr. Karlson under the 1997 Stock Option Plan to purchase 15,000 shares of Common Stock at $10.00 per share, which are exercisable beginning on December 11, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. To the Company's knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of this Proxy Statement.

                                   MANAGEMENT

OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information concerning certain officers and key employees of the Company.

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Patrick L. Edsell                      49     Chairman, President and Chief Executive
                                              Officer of Spectra-Physics Lasers, Inc.
Leif A. Alexandersson                  45     Vice President, Distribution of
                                              Spectra-Physics Lasers, Inc.
George M. Balogh                       46     Vice President and General Manager, Commercial
                                              Systems Group of Spectra-Physics Lasers, Inc.
Charles E. Chandler                    44     Vice President and General Manager, OEM
                                              Business Unit of Spectra-Physics Lasers, Inc.
Ken E. Johnson                         39     Vice President, Human Resources of
                                              Spectra-Physics Lasers, Inc.
Thomas J. Scannell                     47     Vice President, Finance of Spectra-Physics
                                              Lasers, Inc.
Shinan S. Sheng                        47     Vice President and General Manager, Industrial
                                              and Scientific Lasers Business Unit of
                                              Spectra-Physics Lasers, Inc.
Mark S. Sobey                          38     President of Spectra-Physics Laser Data
                                              Systems, Inc.
John M. Tracy                          54     President of Opto Power Corporation

     Patrick L. Edsell has been Chairman, Chief Executive Officer and President of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, he served as the President of the Lasers and Optics Group since September 1990. From October 1989 until September 1990, Mr. Edsell was Vice President, Finance and Chief Financial Officer of Spectra-Physics AB and its predecessor Pharos AB. He is a member of the board of directors of FLIR Systems, Inc., a thermal imaging company.

     Leif A. Alexandersson has been Vice President, Distribution of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Mr. Alexandersson served as Vice President, Distribution of the Lasers and Optics Group since March 1993. He joined the Lasers and Optics Group in March 1992 as Vice President for European Distribution. Mr. Alexandersson was President of Geotronics of North America, a construction instruments company and an affiliate of Spectra-Physics AB, from 1988 to 1992.

     George M. Balogh has been Vice President and General Manager of the Commercial Systems Group of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Mr. Balogh served as Vice

President and General Manager of the Commercial Systems Group for the Lasers and Optics Group since June 1991. He joined the Lasers and Optics Group in 1988 as Operations Manager.

     Charles E. Chandler has been Vice President and General Manager of the OEM Business Unit of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Mr. Chandler served as Vice President and General Manager of the OEM Business Unit for the Lasers and Optics Group since January 1996. He joined the Lasers and Optics Group in July 1988 as Manufacturing Manager and served as OEM Engineering Manager for the three years prior to October 1995.

     Ken E. Johnson has been Vice President, Human Resources for Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, he served as the Vice President, Human Resources of the Lasers and Optics Group since October 1995. He joined the Lasers and Optics Group in July 1989 and served as Senior Human Resources Representative, Manager, Compensation and Benefits and Human Resources Manager prior to 1995.

     Thomas J. Scannell has been Vice President, Finance of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Mr. Scannell served as the Vice President, Finance of the Lasers and Optics Group since July 1996. From 1990 to 1996, he was a Division Controller and Assistant Corporate Controller at Raychem Inc., a materials science company.

     Shinan S. Sheng has been Vice President and General Manager of the Industrial and Scientific Lasers Business Unit of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Dr. Sheng served as Vice President and General Manager of the Industrial and Scientific Lasers Business Unit of the Lasers and Optics Group since April 1995. He joined the Lasers and Optics Group in 1979 and advanced from laser physicist through a number of management positions to his current position.

     Mark. S. Sobey is President of Spectra-Physics Laser Data Systems, Inc., a subsidiary of the Company ("Laser Data"). Dr. Sobey has held this position since Laser Data was founded in January 1996. He joined the Lasers and Optics Group in 1985 and advanced from salesman in the United Kingdom through several management positions to his current position.

     John M. Tracy is President of Opto Power Corporation, a subsidiary of the Company ("Opto Power"). Dr. Tracy joined the Lasers and Optics Group in September 1992 as the result of the acquisition of the Advanced Optoelectronics business unit of Applied Solar Energy Corporation. Opto Power was formed in September 1992, immediately after the acquisition. Dr. Tracy was Vice President and General Manager of Advanced Optoelectronics from 1985 to 1992.

SUMMARY COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table sets forth, for the years ended December 31, 1997, 1996 and 1995, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such fiscal years, to the Company's Chief Executive Officer and each of the four other most highly compensated officers of the Company (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                                     -------------------    ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR    SALARY    BONUS(1)   COMPENSATION
        ---------------------------           ----   --------   --------   ------------
Patrick L. Edsell...........................  1997   $250,016   $177,600     $257,762(2)(3)
Chairman, President and Chief Executive       1996    234,500     80,000       44,819(2)(3)
  Officer
                                              1995    207,827     80,385       44,057(2)(3)
Leif A. Alexandersson.......................  1997    192,900     54,256       54,222(4)
Vice President                                1996    185,285     75,982        4,584(4)
                                              1995    178,488     58,197        4,416(4)
George M. Balogh............................  1997    167,325     43,025       96,834(5)
Vice President/General Manager                1996    154,739     62,952       12,139(5)
                                              1995    139,172     45,379       13,004(5)
Shinan S. Sheng.............................  1997    167,325     45,106       47,229(6)
Vice President/General Manager                1996    154,627     62,952        3,732(6)
                                              1995    135,387     45,244        3,250(6)
Charles E. Chandler.........................  1997    145,972     38,087       40,775(7)
Vice President/General Manager                1996    134,435     53,488        3,090(7)
                                              1995    110,067     31,252        2,461(7)

---------------
(1) Cash bonuses earned in 1997, 1996 and 1995, respectively, but paid in 1998, 1997 and 1996, respectively.

(2) Mr. Edsell receives personal benefits in the form of additional payments for certain medical, dental, disability and life insurance premiums. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonuses reported for Mr. Edsell.

(3) "All Other Compensation" for Mr. Edsell includes the following: (i) a $25,000 annual payment in each of 1997, 1996 and 1995 for serving as a member of the Board of Directors of the Company, which was awarded in lieu of additional salary, (ii) $5,812, $5,105 and $4,843 in 401(k) matching contributions made by the Company in 1997, 1996 and 1995, respectively,
    (iii) a $12,214 annual payment for a Company-purchased automobile in each of 1997, 1996 and 1995, (iv) $1,850, $2,500 and $2,000 for preparation of federal and state income tax returns in 1997, 1996 and 1995, respectively,
    (v) a $103,125 bonus based on Company operating results and completion of an initial public offering in 1997 (an additional $34,375 stay-on bonus was paid in 1998) and (vi) $109,761 realized upon the exercise of Spectra-Physics AB phantom stock options.

(4) "All Other Compensation" for Mr. Alexandersson includes the following: (i) $5,472, $4,584 and $4,416 in 401(k) matching contributions made by the Company in 1997, 1996 and 1995, respectively, and (ii) a $48,750 bonus based on Company operating results and completion of an initial public offering in 1997 (an additional $16,250 stay-on bonus was paid in 1998).

(5) "All Other Compensation" for Mr. Balogh includes the following: (i) $4,724, $3,519 and $3,845 in 401(k) matching contributions made by the Company in 1997, 1996 and 1995, respectively, (ii) a $42,505 bonus based on Company operating results and completion of an initial public offering in 1997 (an additional $14,168 stay-on bonus was paid in 1998), (iii) loan forgiveness of $8,260, $8,620 and

    $9,159 for 1997, 1996 and 1995, respectively, and (iv) $41,345 realized upon the exercise of Spectra-Physics AB phantom stock options.

(6) "All Other Compensation" for Mr. Sheng includes the following: (i) $4,724, $3,732 and $3,250 in 401(k) matching contributions made by the Company in 1997, 1996 and 1995, respectively, and (ii) a $42,505 bonus based on Company operating results and completion of an initial public offering in 1997 (an additional $14,168 stay-on bonus was paid in 1998).

(7) "All Other Compensation" for Mr. Chandler includes the following: (i) $3,273, $3,090, and $2,461 in 401(k) matching contributions made by the Company in 1997, 1996 and 1995, respectively, and (ii) a $37,502 bonus based on Company operating results and completion of an initial public offering in 1997 (an additional $12,501 stay-on bonus was paid in 1998).

STOCK OPTIONS

OPTION GRANTS IN 1997

     The following table sets forth certain information with respect to options to purchase Common Stock granted to the named executive officers of the Company during 1997 under the 1997 Stock Option Plan. No options for Common Stock were exercised during 1997.

                               INDIVIDUAL GRANTS

                             NUMBER OF      % OF TOTAL
                             SECURITIES    OPTIONS/SARS
                             UNDERLYING     GRANTED TO     EXERCISE OR                        GRANT DATE
                            OPTIONS/SARS   EMPLOYEES IN     BASE PRICE                         PRESENT
           NAME               GRANTED      FISCAL YEAR    (PER SHARE)(1)    EXPIRATION DATE    VALUE(2)
           ----             ------------   ------------   --------------    ---------------   ----------
Patrick L. Edsell.........    473,100         22.8%           $10.00       December 11, 2007  $2,048,523
Leif A. Alexandersson.....    141,930          6.8%           $10.00       December 11, 2007  $  614,557
George M. Balogh..........    141,930          6.8%           $10.00       December 11, 2007  $  614,557
Shinan S. Sheng...........    141,930          6.8%           $10.00       December 11, 2007  $  614,557
Charles E. Chandler.......    141,930          6.8%           $10.00       December 11, 2007  $  614,557

---------------
(1) Options are exercisable to the extent vested beginning December 11, 1999. Option vest 25% on December 11, 1998 and 6.25% at the end of each three-month period thereafter.

(2) Present values were calculated using the Black-Scholes American option valuation method. The actual value, if any, that an executive officer may receive is dependent on the excess of the stock price over the exercise price. Use of this model should not be viewed as a forecast of the future performance of the Company's stock price. The estimated grant date present value of each stock option is $4.33 based on the following defined option terms and assumptions: (a) a stock price of $10.00; (b) an exercise price of $10.00; (c) an expected life of four years; (d) a risk-free interest rate of 5.70%, which represents the yield on Treasury Bonds with maturity dates corresponding to that of the options; (e) a dividend yield of 0.0%, representing the stock's current yield; and (f) a stock price volatility rate of 0.47, which reflects an estimate of the Common Stock's volatility.

OTHER FORMS OF COMPENSATION

EMPLOYMENT CONTRACTS

     The Company is a party to an employment agreement with Patrick L. Edsell dated January 1, 1991 that provides for the full-time employment of Mr. Edsell as the Company's President. The agreement had an initial term of three years and provides for continuing automatic one-year extensions until the agreement is terminated by either the Company or Mr. Edsell. Mr. Edsell's agreement provides for an annual salary of $193,000, or such greater amount as may be approved by the Company's Board of Directors, as well as other benefits. A non-competition provision requires, for the term of the agreement, that Mr. Edsell not engage (as a stockholder, with some exceptions, or as an officer, director, employee or otherwise) in any business that competes directly or indirectly with the Company. The Company may terminate Mr. Edsell's employment at any time with or without cause or upon the death or disability of Mr. Edsell. If Mr. Edsell's employment is terminated by the Company without cause, or as the result of a change in control after which Mr. Edsell's duties are materially altered, the agreement requires the Company to make a lump sum payment to Mr. Edsell in an amount equal to the salary he would have received for the remainder of the current term (and any renewal term not precluded by a timely termination notice), as well as to provide health and welfare benefits for the greater of the remainder of the term or one year.

1997 SPECTRA-PHYSICS LASERS, INC. STOCK OPTION PLAN

     In connection with its initial public offering in 1997, the Company adopted the 1997 Spectra-Physics Lasers, Inc. Stock Option Plan which provides for the granting of non-qualified stock options ("Options") to certain officers, key employees and non-employee directors of the Company. The 1997 Stock Option Plan is administered by the Compensation Committee. The aggregate maximum number of shares of Common Stock available for awards under the 1997 Stock Option Plan is 2,309,721 shares, subject to adjustment to reflect changes in the Company's capitalization. No awards can be made under the 1997 Stock Option Plan more than 10 years after the date it was adopted.

     The exercise price of the Options are determined by the Compensation Committee in its discretion, provided that the exercise price must be at least 100% of the fair market value of a share of Common Stock on the date the Option is granted. An Option's term shall not exceed ten years from the date of grant. No Option may be exercised sooner than six months from the date of grant.

     Concurrent with the Company's initial public offering, the Company granted options to certain officers, directors and employees of the Company to purchase an aggregate of 2,087,145 shares of the Common Stock under the 1997 Stock Option Plan at the initial public offering price of $10.00 per share. Mr. Edsell was granted options to purchase 473,100 shares and Messrs. Alexandersson, Balogh, Sheng and Chandler were each granted options to purchase 141,930 shares. These options vest 25% upon the first anniversary of the December 11, 1997 grant date and 6.25% at the end of each three-month period thereafter. Subject to the terms of the 1997 Stock Option Plan, these Options are exercisable to the extent vested beginning two years after the grant date. These Options may not be exercised following termination of the grantee's employment with the Company, except that in the event that a grantee's employment terminates due to death, disability or retirement, options held by such grantee or his estate shall be exercisable, to the extent vested at the time of termination of employment, for a period of three months after termination of employment or, if later, the end of the foregoing two-year period. These Options expire 10 years from the grant date.

SPECTRA-PHYSICS LASERS, INC. SAVINGS PLUS PLAN

     The Company's Savings Plus Plan (the "401(k) Plan"), as amended, is a savings and retirement plan intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain terms and conditions of the 401(k) Plan, substantially all of the Company's employees are eligible to participate in the 401(k) Plan on the first day of the month coinciding with or next following such employee's first day of employment. Eligible employees may contribute to the 401(k) Plan up to 15% of their compensation on a pre-tax basis and up to 5% of their compensation on an after-tax basis, subject to certain limitations in the Code.

     The Company, in its discretion, may (i) make contributions to the 401(k) Plan each year that match in whole or in part the pre-tax contributions that employees make to the 401(k) Plan, (ii) make profit sharing contributions each year and (iii) allocate those profit sharing contributions to employees in equal amounts to each employee or in a proportionate amount based on the employee's compensation for the year in relation to all of the employees' compensation for that year. All Company and employee contributions to the 401(k) Plan are fully vested and nonforfeitable at all times. Contributions to the 401(k) Plan are allocated to individual accounts for each employee, and employees may direct the investment of their accounts into various investment funds. The trustee of the 401(k) Plan is Fidelity Management Trust Company.

EXECUTIVE INCENTIVE PLAN

     The Company's Executive Incentive Plan provides certain officers of the Company with annual incentive cash bonus awards based on achievement of certain pre-established quantitative and qualitative goals. The goals of the Executive Incentive Plan are to reward executives for superior performance and for exceeding the Company's predetermined financial and business goals. To be eligible under the Executive Incentive Plan, a participant must be a full-time regular employee on the date of payment.

EMPLOYEE BONUS PLAN

     The Company's Employee Bonus Plan provides all employees of the Company, other than employees of Laser Data and employees entitled to participate in the Executive Incentive Plan, with annual incentive cash bonus awards based on overall Company profitability. The goal of the Employee Bonus Plan is to provide a financial incentive for employees to achieve the Company's financial goals.

RESTRICTED STOCK PLAN

     In 1994, Opto Power granted certain Opto Power employees options to purchase, in the aggregate, up to 20% of Opto Power common stock outstanding on a fully diluted basis. In October 1997, the option holders agreed to cancel their Opto Power options for initial cash payments in the aggregate amount of approximately $14.7 million, payable upon execution of the agreements, and the Company's future obligation to issue an aggregate of 408,043 shares of Common Stock upon completion of the Company's initial public offering ("Restricted Stock"). The foregoing cash payments were funded through a capital contribution to the Company by Spectra-Physics Holdings USA, Inc., a wholly owned subsidiary of Spectra-Physics AB. The Restricted Stock may not be sold or otherwise transferred except as follows: 25% of the shares originally received may be transferred beginning six months following consummation of the offering, and an additional 25% of the shares becomes transferable every six months thereafter.

CERTAIN OPTIONS TO PURCHASE LASER DATA COMMON STOCK

     Laser Data has granted certain of its employees options ("Laser Data Options") to purchase, in the aggregate, approximately 17% of Laser Data common stock then outstanding on a fully diluted basis. The unvested portion of the Options vest equally on December 31, 1998 and December 31, 1999. The Options fully vest in the event of a change of control of Laser Data prior to December 31, 1999. Laser Data Options are exercisable, to the extent vested, at an exercise price of $.05 per share, from the effective date of an initial public offering of Laser Data common stock until the earlier of the first anniversary of such initial public offering and February 28, 2000, provided that the Laser Data Options shall not have otherwise become exercisable prior to February 28, 2000 or during the period from February 28, 2000 through December 31, 2002. The Laser Data Options terminate upon the termination of the employment of the Laser Data Option holder for cause and certain other wilful acts.

                         STOCKHOLDER RETURN PERFORMANCE

     The following graph compares the percentage change in cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Composite Index and the Technology sub-component of the NationsBanc Montgomery Securities Growth Stock Index 500 (the "Montgomery Technology Index") from December 12, 1997, the first trading day on which the Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to the close of trading on December 31, 1997. Cumulative total return to stockholders is measured by dividing (x) the sum of (i) total dividends for the period (assuming dividend reinvestment) plus
(ii) per-share price change for the period by (y) the share price at the beginning of the period. The graph is based on an investment of $100 in the Common Stock at the initial public offering price to the public and in each index at the market close on December 12, 1997.

   COMPARISON OF TOTAL RETURN AMONG SPECTRA-PHYSICS LASERS, INC., THE NASDAQ
                                COMPOSITE INDEX
                      AND THE MONTGOMERY TECHNOLOGY INDEX

        MEASUREMENT PERIOD          'SPECTRA-PHYSICS    NASDAQ COMPOSITE       MONTGOMERY
      (FISCAL YEAR COVERED)           LASERS, INC.'           INDEX         TECHNOLOGY INDEX
12/12/97                                 100.00              100.00              100.00
12/31/97                                 125.00              102.23              106.28

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Mr. Karlson, a director of the Company, are parties to a consulting agreement dated June 4, 1993 whereby Mr. Karlson provides consulting and advisory services to the Company on a daily fixed fee basis. Pursuant to the agreement, Mr. Karlson is also entitled to reimbursement of out-of-pocket expenses incurred in connection with his provision of consulting services to the Company. In 1995, 1996 and 1997, the Company incurred fees payable to Mr. Karlson of $70,510, $112,464 and $116,033, respectively, for consulting services rendered to the Company.

                            INDEPENDENT ACCOUNTANTS

     Since 1990, the Company has retained Coopers & Lybrand L.L.P. as its independent accountants and it intends to retain Coopers & Lybrand L.L.P. for the current year ending December 31, 1998. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, and such representatives will have an opportunity at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market. Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all forms they file under
Section 16(a). Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required from those persons, the Company believes that during the period December 11, 1997 through December 31, 1997, its officers, directors and 10% Stockholders complied with all applicable Section 16(a) filing requirements, except that Mr. Rappe inadvertently filed a Statement of Changes in Beneficial Ownership on Form 4, reflecting an acquisition of shares of the Company's Common Stock, after the applicable filing period.

                           1999 STOCKHOLDER PROPOSALS

     In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 1999, the proposal must be received by the Company in writing on or before December 10, 1998, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the State of Delaware, and the Bylaws of the Company relating to such inclusion. Stockholder proposals may be mailed to the Secretary, Spectra-Physics Lasers, Inc., 1335 Terra Bella Avenue, Building 7, Mountain View, California 94043.

                           ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997 ACCOMPANIED THIS PROXY STATEMENT, BUT IS NOT INCORPORATED AS PART OF THE PROXY STATEMENT AS IT IS NOT TO BE REGARDED AS PART OF THE PROXY SOLICITATION MATERIAL.

                                 OTHER BUSINESS

     The Company is not aware of any other business to be presented at the 1998 Annual Meeting of Stockholders. If any other matter should properly come before the Annual Meeting, however, the enclosed proxy confers discretionary authority with respect thereto.

                                          By Order of the Board of Directors,

                                          /s/ Thomas J. Scannell

                                          THOMAS J. SCANNELL
                                          Secretary

Dated: April 9, 1998
Mountain View, California

1524-PS-97

                          SPECTRA-PHYSICS LASERS, INC.


                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  May 20, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of SPECTRA-PHYSICS LASERS, INC., a Delaware corporation, does hereby constitute and appoint Patrick L. Edsell and Thomas J. Scannell, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of SPECTRA-PHYSICS LASERS, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held in the Holtum Room of Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, California 94306 on Wednesday, May 20, 1998 at 1:30 p.m. local time, and at any and all adjournments and postponements thereof, as follows:


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                            - FOLD AND DETACH HERE -

                                                                              20
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

                                                       Please mark your
                                                       vote as indicated in  /X/
                                                       this example

                                         VOTE                  WITHHELD
Item 1. ELECTION OF DIRECTORS            FOR ALL*              FOR ALL
        Nominees:                           /   /                 /   /
Patrick L. Edsell
Lawrence C. Karlson
Lennart F. Rappe
Lars Spongberg
Thomas T. van Overbeek

*To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) below:


----------

Item 2. OTHER MATTERS
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.


THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 2.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s)________________________________________     Date:__________________



                            - FOLD AND DETACH HERE -